News Release

For immediate release

CONTACT:	(INVESTORS)	(MEDIA)
	Jerry Richards	Mark Benson
	509-835-1521	509-835-1513

PotlatchDeltic Announces Agreement to Sell El Dorado MDF

SPOKANE, Washington – December 21, 2018 (GLOBE NEWSWIRE) – PotlatchDeltic Corporation (NASDAQ: PCH) today announced an agreement to sell its El Dorado Medium Density Fiberboard (“MDF”) business to Roseburg Forest Products (“Roseburg”) for a purchase price of approximately $92 million, consisting of $63 million in cash and assumption of $29 million of revenue bond obligations.

“We obtained this well-positioned MDF business through our recent merger with Deltic Timber. The sale of MDF focuses our Arkansas operations on timberlands and lumber while enhancing shareholder value,” said Mike Covey, chairman and chief executive officer. PotlatchDeltic expects to use proceeds from the transaction for general purposes.

The transaction is subject to customary closing conditions, including Hart-Scott-Rodino regulatory review, and is expected to close in first quarter 2019. The El Dorado MDF business will continue to operate independently of Roseburg until the transaction closes.

CIBC Capital Markets is acting as financial advisor to PotlatchDeltic.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking information about PotlatchDeltic that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed sale of the MDF facility by PotlatchDeltic to Roseburg. You should carefully read forward- looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about PotlatchDeltic. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; the failure of the proposed transaction to close for any other reason; general competitive, economic, political and market conditions and fluctuations, including changes in interest rates, credit availability, changes in the regulatory environment; and similar matters. PotlatchDeltic assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, all of which speak only as of the date hereof.

About PotlatchDeltic

PotlatchDeltic Corporation (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a medium density fiberboard plant, a residential and commercial real estate development business and a rural timberland land sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.

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